Filed pursuant to Rule 424(b)(3)

Registration No. 333-193563

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated March 7, 2014)

1,826,330 Shares

Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplementing the prospectus dated March 7, 2014 (the “Prospectus”), relating to the possible resale of up to 1,826,330 shares of common stock of Wheeler Real Estate Investment Trust, Inc., that may be offered and sold from time to time by the Selling Stockholders named in the Prospectus. For information on the Selling Stockholders, please see the section entitled “Selling Stockholders” beginning on page 3 of the Prospectus. This Prospectus Supplement is part of, and should be read in conjunction, with the Prospectus.

This Prospectus Supplement is being filed to update the original table of Selling Stockholders in the Prospectus with respect to certain changes in beneficial ownership that have occurred since the date of the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement supersedes the information contained in the Prospectus.

Our common stock trades on the Nasdaq Capital Market under the symbol “WHLR.” On April 2, 2014, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.84 per share.

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

Investing in our common stock involves significant risks. See “Risk Factors” on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 3, 2014

SELLING STOCKHOLDERS

The table of Selling Stockholders in the Prospectus lists McPhail Capital, LLC (“McPhail”) as beneficially owning 22,388 shares of common stock in our company upon the exchange of all Units held by McPhail. In March 2014, McPhail transferred 22,388 Units to Read M. Butler. The table of Selling Stockholders as it relates to the shares of common stock in our company held by McPhail upon the exchange of all Units in the Prospectus, is hereby updated through the date of this Prospectus Supplement and amended to reflect the foregoing.

The following table provides the name of the selling stockholder, the number of shares of common stock in our company to be owned upon the exchange of all Units held by the selling stockholder before the offering to which the Prospectus relates, and the number of shares of Offered Stock offered by the selling stockholder. Since the selling stockholder may sell all, some or none of his shares of the Offered Stock, no estimate can be made of the number of shares of Offered Stock that will be sold by the selling stockholder or that will be owned by the selling stockholder upon completion of the offering. There is no assurance the selling stockholder will sell any shares of the Offered Stock. The percentage of beneficial ownership for the following table is based upon 7,216,238 shares of our common stock outstanding as of March 31, 2014 and assumes the exchange of all outstanding Units held by the selling stockholder for shares of common stock.

The selling stockholder named in the table below did not hold any position, office or have any other material relationship with our company within the past three years. Additionally, the selling stockholder identified in the table below is not a broker dealer or an affiliate of a broker dealer.

	Shares Owned Immediately Prior to the Offering (2)	Shares Being Offered for Resale Under this Prospectus	Immediately Following the Offering (1)
Name			Shares Owned	Percentage (3)
Read M. Butler	22,388	22,388	0		*

*	Less than one percent common stock outstanding, as applicable.
(1)	Assumes the selling stockholder sells all of the common stock being offered by the Prospectus.
(2)	The number shown represents shares of common stock issuable upon the redemption by the selling stockholder of Units.
(3)	Percentage calculated based upon the assumption of the exchange of all outstanding Units held by the selling stockholder for shares of common stock.